Exhibit 99.1

CytoSorbents Achieves Record Total Revenue and CytoSorb Sales in the Second Quarter 2018

Quarterly CytoSorb Sales Reach $5.2 Million, With Trailing 12-month CytoSorb Sales of $17.4 Million

MONMOUTH JUNCTION, N.J., August 2, 2018 — CytoSorbents Corporation CTSO) a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending June 30, 2018.

Second Quarter 2018 Financial Highlights:

•	Total Q2 2018 total revenues, which includes both product sales and grant income, increased 61% to $5.8 million, up from $3.6 million in Q2 2017
•	Q2 2018 product sales were a record $5.2 million, a 73% increase from $3.0 million in Q2 2017, primarily driven by an increase in direct sales from both new customers and repeat orders from existing customers, and an increase in distributor sales
•	Product gross margins for Q2 2018 were 74%, compared to 65% for Q2 2017
•	Trailing twelve month product sales at the end of Q2 2018 were $17.4 million, compared to $10.4 million a year ago
•	Ended Q2 2018 with $25.3 million in cash and cash equivalents

Second Quarter 2018 Operational Highlights:

•	More than 46,000 CytoSorb treatments have been cumulatively delivered, up from 27,000 a year ago
•	Received European Union approval to expand the use of CytoSorb to reduce high levels of bilirubin, frequently elevated in liver disease, and elevated myoglobin associated with severe trauma
•	Officially opened a new expanded CytoSorb manufacturing facility in New Jersey that quadruples manufacturing capacity and is expected to improve product gross margins
•	CytoSorbents stock was added to the Russell 2000 Small Cap and Russell 3000 indexes
•	The REMOVE Endocarditis trial, funded by the German Federal Ministry of Health and Education has enrolled 40 out of a targeted 250 patients, in six trial centers

•	The REFRESH 2-AKI trial now has 7 active recruiting sites, 3 additional sites that have concluded clinical trial agreements, and another 19 sites completing start-up activities. Based on the recommendations of key clinical advisors, a protocol amendment has been submitted to the FDA to improve operational aspects of the patient screening process and expand the inclusion criteria. FDA approval is expected this quarter at which point 15-20 sites are expected to be active and ready to recruit patients. These changes have been back-tested against patient screening logs and are designed to facilitate enrollment and broaden the applicable market for CytoSorb, if approved
•	Tooling to build HemoDefend pRBC devices is complete, with initial device build for product qualification this month and clinical devices later this year, in anticipation of a U.S. pivotal trial designed to support U.S. FDA approval, expected to begin in Q1 2019

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “Quarterly sales of CytoSorb exceeded $5 million for the first time, marking the 24th consecutive quarter of year-over-year quarterly growth, with trailing 12-month sales of $17.4 million, and an annualized revenue run rate of nearly $21 million. Meanwhile, our blended product gross margins for the quarter were a healthy 74%, which did not yet reflect the benefit of larger scale manufacturing from our new plant that came online at the end of the quarter.”

“We are now very close to achieving our stated objective this year of operating profitability on a quarterly basis, that excludes non-cash expenses and clinical trial costs. With a solid cash balance, we expect to drive continued rapid sales growth and product gross margin expansion that can put us in the upper echelon of medical device companies. We believe we are at the beginning of a compelling long-term growth story, targeting a $20 billion opportunity in critical care and cardiac surgery worldwide.”

“On the clinical front, we anticipate the recently added indications of bilirubin and myoglobin reduction to the CytoSorb label will be significant catalysts for growth. There are 50 million people who suffer from chronic liver disease due to chronic hepatitis, alcoholism, and non-alcoholic fatty liver (NASH), leading to one million deaths from chronic liver disease, and another one million deaths from hepatic cancer each year. Many of these patients are admitted to the hospital annually due to acute exacerbations of their existing chronic liver disease, such as acute-on-chronic liver failure (ACLF), alcoholic hepatitis, and viral hepatitis flares. Also, many other patients are admitted with new onset liver injury as in drug or alcohol overdose, or mushroom poisoning, for example. Patients often develop worsened liver function, organ failure, severe confusion and coma, fluid overload, bleeding, jaundice and excessive levels of bilirubin and cytokines, with a high short-term risk of death. CytoSorb has been used as a liver support therapy in many of these cases showing both bilirubin and cytokine reduction, and significant clinical benefits including hemodynamic stabilization and the reversal of hepatic encephalopathy or coma.”

“Similarly, there are 56 million hospitalizations due to trauma around the world with approximately 5 million deaths annually. A major contributor to poor outcomes and death in those who survive the initial trauma is uncontrolled inflammation and the release of toxic myoglobin from damaged muscle, which can lead to kidney failure and a significantly higher risk of death. CytoSorb is used regularly in a number of major hospitals in Europe to broadly reduce cytokines and myoglobin in severe trauma patients.”

“We have also been very excited by the breadth of basic and clinical research on CytoSorb, in government funded studies like the REMOVE trial, in many investigator-initiated studies, and in company-sponsored trials. To elaborate a little more on our REFRESH 2-AKI trial, the preference of our clinical sites and study team was to have the protocol amendment approved before aggressively enrolling the trial. Taking advantage of the fact that patient enrollment is typically slow at the beginning of a trial and to compensate for this delay, we are actively managing to have as many sites as possible ready to enroll when the amendment is approved by the FDA and site ethics committees, driving a step-function in enrollment, rather than the typical gradual increase.”

“Please join us on our previously announced earnings call today at 4:45PM EST where we will review our progress. We will also respond to questions from the audience during our live Q&A session. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Date: Thursday, August 2, 2018

Time: 4:45 PM Eastern Time

Participant Dial-In:   646-828-8143

Conference ID: 7562383

Live Presentation Webcast: http://public.viavid.com/index.php?id=130364

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=130364

An archived recording and written transcript of the conference call will be available under the Investor Relations section of the Company's website at http://cytosorbents.com/investor-relations/financial-results/

Results of Operations

Comparison for the three months ended June 30, 2018 and 2017:

Revenues:

Revenue from product sales was approximately $5,246,000 in the three months ended June 30, 2018, as compared to approximately $3,041,000 in the three months ended June 30, 2017, an increase of approximately $2,205,000, or 73%. This increase was primarily driven by an increase in direct sales from both new customers and repeat orders from existing customers and an increase in distributor sales. Approximately $371,000 of this increase was due to the increase in the Euro to U.S. dollar exchange rate for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017.

Grant income was approximately $510,000 for the three months ended June 30, 2018 as compared to approximately $525,000 for the three months ended June 30, 2017, a decrease of approximately $15,000. This decrease was a result of timing of certain grant revenue.

Total revenues were approximately $5,755,000 for the three months ended June 30, 2018, as compared to total revenues of approximately $3,566,000 for the three months ended June 30, 2017, an increase of approximately $2,189,000 or 61%.

Cost of Revenues:

For the three months ended June 30, 2018 and 2017, cost of revenue was approximately $1,786,000 and $1,482,000, respectively, an increase of approximately $304,000. Product cost of revenues increased approximately $323,000 during the three months ended June 30, 2018 as compared to the three months ended June 30, 2017 due to increased sales. Product gross margins were approximately 74% for the three months ended June 30, 2018, as compared to approximately 65% for the three months ended June 30, 2017.  This increase in gross margin of 9% was due to a reduction in the cost of devices manufactured as a result of production efficiencies achieved, as well as a favorable mix of sales between direct customers and distributors and the impact of the increase in the exchange rate of the Euro.

Research and Development Expenses:

For the three months ended June 30, 2018, research and development expenses were approximately $1,576,000 as compared to research and development expenses of approximately $458,000 for the three months ended June 30, 2017. The increase of approximately $1,118,000 was due to increase in costs related to our clinical studies and trials of approximately $587,000, an increase in our clinical related salaries of approximately $153,000, an increase in non-clinical research and development salaries of approximately $92,000, an increase in new product development costs of approximately $64,000, a decrease in direct labor and other costs being deployed toward grant-funded activities of approximately $84,000, which had the effect of increasing the amount of our non-reimbursable research and development costs, and an increase in lab supplies of approximately $26,000 and an increase in non-grant related research and development costs of approximately $112,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $458,000 for the three months ended June 30, 2018, as compared to approximately $443,000 for the three months ended June 30, 2017. The increase of approximately $15,000 was due to an increase in legal fees of approximately $81,000 related to certain corporate initiatives. This increase was offset by a decrease in accounting and auditing fees of approximately $49,000, a reduction of employment agency fees of approximately $12,000 and a reduction of consulting fees of approximately $5,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $6,124,000 for the three months ended June 30, 2018, as compared to approximately $3,514,000 for the three months ending June 30, 2017. The increase of $2,610,000 was due to an increase in salaries, commissions and related costs of approximately $352,000 related to headcount additions and increased sales, an increase in non-cash stock based compensation expense of approximately $1,303,000 related to progress related to the attainment of the Company’s 2018 operating milestones, an increase in restricted stock expense of approximately $291,000 related to restricted stock units granted to the Company executive officers, an increase in royalty expense of approximately $175,000 due to increased sales, an increase in sales and marketing costs (which include advertising and conferences) of approximately $315,000, an increase in travel and entertainment costs of approximately $15,000, an increase in public relations expense of approximately $32,000 and an increase in office related expenses and other general and administrative costs, which include office supplies, utilities and commercial insurance of approximately $127,000.

Interest Expense, net:

For the three months ended June 30, 2018, interest expense was approximately $840,000, as compared to interest expense of approximately $123,000 for the three months ended June 30, 2017. This increase in interest expense of approximately $717,000 is directly related to the settlement of the Success Fee with Bridge Bank in the amount of $637,000 that became due in May 2018 in accordance with the terms of the 2016 Success Fee Letter with Bridge Bank and the additional interest related to the draw down of the Term B Loan (as defined in the Loan and Security Agreement dated June 30, 2016 with Bridge Bank) on June 30, 2017 in the amount of $5,000,000.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended June 30, 2018, the loss on foreign currency transactions was approximately $794,000 as compared to a gain approximately $720,000 for the three months ended June 30, 2017. The 2018 loss is directly related to the decrease in the exchange rate of the Euro to the U.S. dollar at June 30, 2018 as compared to March 31, 2018. The exchange rate of the Euro to the U.S. dollar was $1.17 per Euro at June 30, 2018, as compared to $1.23 per Euro at March 31, 2018. The 2017 gain is directly related to the increase in the exchange rate of the Euro at June 30, 2017 as compared to March 31, 2017. The exchange rate of the Euro to the U.S. dollar was $1.14 per Euro at June 30, 2017 as compared to $1.07 per Euro at March 31, 2017.

Comparison for the six months ended June 30, 2018 and 2017:

Revenues:

Revenue from product sales was approximately $9,679,000 in the six months ended June 30, 2018, as compared to approximately $5,637,000 in the six months ended June 30, 2017, an increase of approximately $4,042,000, or 72%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales. Approximately $941,000 of this increase was due to the increase in the Euro to U.S. dollar exchange rate for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017.

Grant income was approximately $1,001,000 for the six months ended June 30, 2018, as compared to approximately $1,043,000 for the six months ended June 30, 2017, a decrease of approximately $42,000, or 4%, due to the timing of certain grant revenues.

Total revenues were approximately $10,680,000 for the six months ended June 30, 2018, as compared to total revenue of approximately $6,680,000, for the six months ended June 30, 2017, an increase of approximately $4,000,000, or 60%.

Cost of Revenues:

For the six months ended June 30, 2018 and 2017, cost of revenue was approximately $3,353,000 and $2,736,000, respectively, an increase of approximately $617,000, primarily due to increased sales. Product gross margins were approximately 74% for the six months ended June 30, 2018, as compared to approximately 66% for the six months ended June 30, 2017. This increase in gross margin of 8% was due to a reduction in the cost of devices manufactured as a result of production efficiencies achieved, as well as a favorable mix of sales between direct customers and distributors and the impact of the increase in the exchange rate of the Euro.

Research and Development Expenses:

For the six months ended June 30, 2018, research and development expenses were approximately $3,356,000, as compared to research and development expenses of approximately $912,000 for the six months ended June 30, 2017, an increase of approximately $2,444,000. This increase was due to increase in costs related to our clinical studies and trials of approximately $1,557,000, an increase in our clinical related salaries of approximately $290,000, an increase in non-clinical research and development salaries of approximately $213,000, an increase in new product development costs of approximately $65,000, an increase in lab supplies of approximately $65,000, a decrease in direct labor and other costs being deployed toward grant-funded activities of approximately $11,000, which had the effect of increasing the amount of our non-reimbursable research and development costs and an increase in non-grant related research and development costs of approximately $243,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $874,000 for the six months ended June 30, 2018, as compared to approximately $723,000 for the six months ended June 30, 2017. The increase of approximately $151,000 was due to an increase in employment agency fees of approximately $67,000 related to the recruitment of senior level personnel and an increase in legal fees of approximately $125,000 related to certain corporate initiatives. These increases were offset by a decrease in accounting and auditing fees of approximately $27,000 and consulting fees of approximately $14,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $10,385,000 for the six months ended June 30, 2018, as compared to approximately $6,196,000 for the six months ending June 30, 2017, an increase of $4,189,000. The increase in selling, general, and administrative expenses was due to an increase in salaries, commissions and related costs of approximately $1,048,000 related to headcount additions and increased sales, an increase in stock based compensation of approximately $1,695,000 related to progress related to the attainment of the Company’s 2018 operating milestones, an increase in restricted stock expense of $418,000 related to restricted stock units granted to the Company executive officers, an increase in royalty expense of approximately $321,000 due to increased sales, an increase in sales and marketing costs (which include advertising and conferences) of approximately $379,000, an increase in travel and entertainment costs of approximately $109,000, an increase in public relations expense of approximately $75,000 and an increase in office related expenses and other general and administrative costs, which include office supplies, utilities and commercial insurance of approximately $144,000.

Interest Expense, net:

For the six months ended June 30, 2018, interest expense was approximately $1,079,000, as compared to interest expense of approximately $244,000 for the six months ended June 30, 2017. This increase in interest expense of approximately $835,000 is directly related to the settlement of the Success Fee with Bridge Bank in the amount of $637,000 that became due in May 2018 in accordance with the terms of the 2016 Success Fee Letter with Bridge Bank and the additional interest related to the draw down of the Term B Loan (as defined in the Loan and Security Agreement dated June 30, 2016 with Bridge Bank) on June 30, 2017 in the amount of $5,000,000.

Gain (Loss) on Foreign Currency Transactions:

For the six months ended June 30, 2018, the loss on foreign currency transactions was approximately $435,000, as compared to a gain of approximately $873,000 for the six months ended June 30, 2017. The 2018 loss is directly related to the decrease in the exchange rate of the Euro to the U.S. dollar at June 30, 2018 as compared to December 31, 2017. The exchange rate of the Euro to the U.S. dollar was $1.17 per Euro at June 30, 2018, as compared to $1.20 per Euro at December 31, 2017. The 2017 gain is directly related to the increase in the exchange rate of the Euro at June 30, 2017, as compared to December 31, 2016. The exchange rate of the Euro to the U.S. dollar was $1.14 per Euro at June 30, 2017 as compared to $1.05 per Euro at December 31, 2016.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. At June 30, 2018, we had current assets of approximately $30,780,000 including cash on hand of approximately $25,283,000 and current liabilities of approximately $3,491,000.

On June 30, 2016, the Company and its wholly-owned subsidiary, CytoSorbents Medical, Inc. (together, the “Borrower”), entered into a Loan and Security Agreement with Bridge Bank, a division of Western Alliance Bank, (the “Bank”), pursuant to which the Company borrowed $10 million in two equal tranches of $5 million (the “Original Term Loans”). On March 29, 2018 (the “Closing Date”), the Original Term Loans were refinanced with the Bank pursuant to an Amended and Restated Loan and Security Agreement by and between the Bank and the Borrower (the “Amended and Restated Loan and Security Agreement”), under which the Bank agreed to loan the Borrower up to an aggregate of $15 million to be disbursed in two tranches (1) one tranche of $10 million (the “Term A Loan”) which was funded on the Closing Date and used to refinance the Original Term Loans, and (2) a second tranche of $5 million which may be disbursed at the Borrower’s sole request prior to March 31, 2019 provided certain conditions are met (the “Term B Loan” and together with the Term A Loan, the “Term Loans”). The proceeds of the Term Loans will be used for general business requirements in accordance with the Amended and Restated Loan and Security Agreement.

In addition, during the six months ended June 30, 2018, the Company sold 1,450,155 shares of its common stock under the terms of its Controlled Equity Offering SM Sales Agreement with Cantor Fitzgerald and Co. (as amended, the “Sales Agreement”) at an average cost of $9.48 per share, generating net proceeds of approximately $13,330,000, and during the period from July 1, 2018 through July 30, 2018, the Company sold an additional 38,700 shares of its common stock at an average cost of $12.20, per share, generating net proceeds of approximately $458,000.

As a result of the equity financing under the terms of the Sales Agreement and the availability of additional debt financing under the Amended and Restated Loan and Security Agreement with Bridge Bank, we believe we have sufficient liquidity to fund our operations into the second half of 2020.

2018 Second Half Revenue Guidance

We expect our second half 2018 product sales to exceed product sales reported in the first half of 2018.

For additional information, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 2, 2018 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 53 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents recently initiated its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 46,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $22 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique patented blood purification technology including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws. expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited, As Adjusted)	(Unaudited)	(Unaudited, As Adjusted)
Revenue:
CytoSorb sales	$5,187	$3,027	$9,591	$5,613
Other sales	59	14	88	24
Total product sales	5,246	3,041	9,679	5,637
Grant income	510	525	1,001	1,043
Total revenue	5,756	3,566	10,680	6,680
Cost of revenue	1,786	1,482	3,353	2,737
Gross profit	3,970	2,084	7,327	3,943

Other Expenses:
Research and development	1,576	458	3,356	912
Legal, financial and other consulting	458	443	874	723
Selling, general and administrative	6,124	3,514	10,386	6,196
Total expenses	8,158	4,415	14,616	7,831
Loss from operations	(4,188)	(2,331)	(7,289)	(3,888)

Other income/(expense):
Interest expense, net	(840)	(123)	(1,079)	(244)
Gain (loss) on foreign currency transactions	(793)	719	(435)	872
Total other income(expense), net	(1,633)	596	(1,514)	628
Loss before benefit from income taxes	(5,821)	(1,735)	(8,803)	(3,260)
Benefit from income taxes	--	--	--	--
Net loss	$(5,821)	$(1,735)	$(8,803)	$(3,260)

Basic and diluted net loss per common share	$(0.19)	$(0.06)	$(0.30)	$(0.12)
Weighted average number of shares of common stock outstanding	30,302,065	27,953,542	29,827,436	26,735,416

Net loss	$(5,821)	$(1,735)	$(8,803)	$(3,260)

Other comprehensive income (loss):
Currency translation adjustment	662	(610)	332	(741)
Comprehensive income (loss)	$(5,159)	$(2,345)	$(8,471)	$(4,001)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2018 (Unaudited)	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$25,283	$17,322
Grants and accounts receivable, net	2,903	2,206
Inventories	769	795
Prepaid expenses and other current assets	1,825	416
Total current assets	30,780	20,739

Property and equipment, net	1,770	1,403
Other assets	2,396	1,961
TOTAL ASSETS	$34,946	$24,103

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$1,253	$1,244
Current maturities of long-term debt	-----	4,000
Accrued expenses and other current liabilities	2,238	2,604
Total current liabilities	3,491	7,848
Long-term debt, net of current maturities and debt issuance costs	9,894	5,992
TOTAL LIABILITIES	13,385	13,840

Total stockholders’ equity	21,561	10,263

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,946	$24,103

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:
Joshua Berkman

Rubenstein Public Relations
212-805-3055
jberkman@rubensteinpr.com